Supplement dated November 3, 2010	Filed Pursuant to Rule 424(b)(2)
to Pricing Supplement No. 475 dated October 28, 2010, Series L MTN prospectus supplement dated April 21, 2009 and prospectus dated April 20, 2009 (together, the “Note Prospectus”)	Registration No. 333-158663

Bank of America Corporation

Medium-Term Notes, Series L

Strategic Return Notes®

Linked to the Investable Volatility IndexTM, due October 30, 2015

(the “SRNs”)

This document supplements the Note Prospectus in connection with any secondary market transactions in the SRNs by Merrill Lynch, Pierce, Fenner & Smith Incorporated and its affiliates. Capitalized terms used but not defined in this supplement have the meanings set forth in the Note Prospectus.

The Starting Value for the SRNs was defined in the final pricing supplement relating to the SRNs (the “Final Pricing Supplement”), dated October 28, 2010 and filed with the Securities and Exchange Commission (the “SEC”) on November 1, 2010, as the arithmetic average of the closing levels of the Investable Volatility IndexTM (the “Index”) on October 28, 2010, October 29, 2010, November 1, 2010, November 2, 2010, and November 3, 2010, which were the first five Calculation Days during the Initial Determination Period on which a market disruption event or a force majeure event did not occur.

The closing level of the Index on October 28, 2010 was 238.67, October 29, 2010 was 237.73, November 1, 2010 was 236.85, November 2, 2010 was 234.80, and November 3, 2010 was 224.39. Therefore, the Starting Value for the SRNs is 234.49.

Documentation

You should read this supplement, together with the documents listed below, which together contain the terms of the SRNs and supersede all prior or contemporaneous oral statements as well as any other written materials. You should carefully consider, among other things, the matters set forth in “Summary Risk Factors” on page PS-7 of the Final Pricing Supplement, and “Risk Factors” beginning on page PS-11 of the Final Pricing Supplement, page S-4 of the prospectus supplement, and page 8 of the prospectus, as the SRNs involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the SRNs.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Final Pricing Supplement dated October 28, 2010:

http://sec.gov/Archives/edgar/data/70858/000119312510242734/d424b2.htm

•	Series L MTN prospectus supplement dated April 21, 2009:

http://www.sec.gov/Archives/edgar/data/70858/000095014409003387/g18667b5e424b5.htm

•	Prospectus dated April 20, 2009:

http://www.sec.gov/Archives/edgar/data/70858/000095014409003342/g18334sv3asr.htm

•	Market Making Prospectus for Our Debt Securities, dated May 4, 2009:

http://www.sec.gov/Archives/edgar/data/70858/000119312509098047/dposasr.htm

Our Central Index Key, or CIK, on the SEC website is 70858. Unless otherwise indicated or unless the context requires otherwise, all references in the Final Pricing Supplement to “we,” “us,” “our,” or similar references are to Bank of America Corporation.

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